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                                                                    Exhibit 3.16

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                      ADAMS RITE SABRE INTERNATIONAL, INC.


     Charles A. Collins and Al Chan certify that:

     1. They are the President, Chief Executive Officer and Chairman of the Board and the Secretary and Chief Financial Officer, respectively, of Adams Rite Sabre International, Inc., a California corporation (the "Corporation").

     2. Article I of the Articles of Incorporation of the Corporation is amended to read in full as follows:

                                        I

         The name of this Corporation is Adams Rite Aerospace, Inc.

     3. The foregoing amendment to the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

     4. The foregoing amendment to the Articles of Incorporation has been duly approved by the shareholder holding 100% of the outstanding shares of the Corporation. The Corporation has only one class of shares, and the number of outstanding shares is 50,000.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:   August 1, 1997

                                /s/ Charles A. Collins
                                -----------------------------------------------
                                Charles A. Collins, President, Chief Executive Officer and Chairman of the Board



                                /s/ Al Chan
                                -----------------------------------------------
                                Al Chan, Secretary and Chief Financial Officer